                                                                    EXHIBIT 99.1

                          INDEPENDENT AUDITORS' REPORT

To the Management and Member of
Reliant Energy Retail Holdings, LLC

     We have audited the accompanying consolidated balance sheets of Reliant Energy Retail Holdings, LLC and its subsidiaries (the Company), as of December 31, 2002 and 2001, and the related statements of consolidated income, cash flows, and members' equity (deficit) for the each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

     As discussed in notes 2 and 4 to the consolidated financial statements, in 2002 the Company changed its method of accounting for goodwill and other intangibles.

     As discussed in note 1, the accompanying 2002 consolidated financial statements have been revised to include the results of operations, financial position and cash flows of Reliant Energy Renewables, Inc.

Houston, Texas
June 24, 2003

              RELIANT ENERGY RETAIL HOLDINGS, LLC AND SUBSIDIARIES

                     STATEMENTS OF CONSOLIDATED OPERATIONS
                             (THOUSANDS OF DOLLARS)

                                                                  YEAR ENDED DECEMBER 31,
                                                              --------------------------------
                                                                2000       2001        2002
                                                              --------   --------   ----------
REVENUES:
  Electricity sales and services............................  $ 41,316   $113,601   $3,020,341
  Commercial, industrial and institutional margins..........        --     74,354      157,940
                                                              --------   --------   ----------
     Total..................................................    41,316    187,955    3,178,281
                                                              --------   --------   ----------
EXPENSES:
  Purchased power...........................................        --      4,757    2,037,428
  Accrual for payment to CenterPoint Energy, Inc. ..........        --         --      128,300
  Operation and maintenance.................................    77,899    109,947      144,560
  General and administrative................................    29,351     75,095      247,779
  Depreciation and amortization.............................     3,522     10,843       26,061
  Taxes other than income...................................       146        543       59,122
                                                              --------   --------   ----------
     Total..................................................   110,918    201,185    2,643,250
                                                              --------   --------   ----------
OPERATING (LOSS) INCOME.....................................   (69,602)   (13,230)     535,031
                                                              --------   --------   ----------
OTHER (EXPENSE) INCOME:
  Interest income, net......................................       818      3,602        2,686
  Interest expense -- affiliated companies, net.............    (9,818)   (12,765)        (729)
  Other, net................................................        56         49       (3,755)
                                                              --------   --------   ----------
     Total other expense....................................    (8,944)    (9,114)      (1,798)
                                                              --------   --------   ----------
(LOSS) INCOME BEFORE INCOME TAXES...........................   (78,546)   (22,344)     533,233
INCOME TAX (BENEFIT) EXPENSE................................   (27,557)    (7,562)     205,125
                                                              --------   --------   ----------
NET (LOSS) INCOME...........................................  $(50,989)  $(14,782)  $  328,108
                                                              ========   ========   ==========

               See Notes to the Consolidated Financial Statements

              RELIANT ENERGY RETAIL HOLDINGS, LLC AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                             (THOUSANDS OF DOLLARS)

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                2001        2002
                                                              --------   ----------
                                      ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $  7,740   $  386,819
  Customer accounts and notes receivable, billed and
     unbilled, net..........................................    44,469      317,698
  Note receivable related to receivables facility...........        --      169,582
  Commercial, industrial and institutional marketing
     assets.................................................    87,409       53,220
  Commercial, industrial and institutional marketing
     assets -- affiliated company, net......................        --      101,943
  Prepayments and other assets..............................     4,738       33,415
                                                              --------   ----------
     Total current assets...................................   144,356    1,062,677
                                                              --------   ----------
PROPERTY, PLANT AND EQUIPMENT, NET..........................   152,724      182,778
                                                              --------   ----------
OTHER ASSETS:
  Goodwill, net.............................................    31,631       31,631
  Other intangibles, net....................................     2,669        4,001
  Investment in unconsolidated subsidiary...................        --        8,321
  Commercial, industrial and institutional marketing
     assets.................................................    41,708        7,845
  Commercial, industrial and institutional marketing
     assets -- affiliated company, net......................        --       12,812
  Accumulated deferred income taxes.........................        --       34,909
  Other.....................................................     3,501        2,937
                                                              --------   ----------
     Total other assets.....................................    79,509      102,456
                                                              --------   ----------
       TOTAL ASSETS.........................................  $376,589   $1,347,911
                                                              --------   ----------

                          LIABILITIES AND MEMBER'S EQUITY
CURRENT LIABILITIES:
  Accounts payable, principally trade.......................  $ 18,135   $  146,690
  Accounts and notes payable -- affiliated companies........   292,829      408,732
  Commercial, industrial and institutional marketing
     liabilities............................................    43,809       93,894
  Customer deposits.........................................         8       51,750
  Current portion of long-term debt.........................        --        4,981
  State income taxes payable................................        74       30,321
  Accumulated deferred income taxes.........................    14,691        9,929
  Other taxes payable.......................................       897       31,114
  Transmission and distribution charges payable.............     3,335       61,606
  Other.....................................................    45,205       22,705
                                                              --------   ----------
     Total current liabilities..............................   418,983      861,722
                                                              --------   ----------
OTHER LIABILITIES:
  Commercial, industrial and institutional marketing
     liabilities............................................    12,180        9,230
  Accrual for payment to CenterPoint Energy, Inc. ..........        --      128,300
  Accumulated deferred income taxes.........................     2,051           --
  Other.....................................................    12,554        7,753
                                                              --------   ----------
     Total other liabilities................................    26,785      145,283
                                                              --------   ----------
LONG-TERM DEBT..............................................        --        3,837
COMMITMENTS AND CONTINGENCIES (NOTE 9)
MEMBER'S (DEFICIT) EQUITY:
  Member's (deficit) equity.................................   (69,179)     337,069
                                                              --------   ----------
     TOTAL LIABILITIES AND MEMBER'S (DEFICIT) EQUITY........  $376,589   $1,347,911
                                                              ========   ==========

               See Notes to the Consolidated Financial Statements

              RELIANT ENERGY RETAIL HOLDINGS, LLC AND SUBSIDIARIES

                     STATEMENTS OF CONSOLIDATED CASH FLOWS
                             (THOUSANDS OF DOLLARS)

                                                                  YEAR ENDED DECEMBER 31,
                                                              -------------------------------
                                                                2000       2001       2002
                                                              --------   --------   ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net (loss) income.........................................  $(50,989)  $(14,782)  $ 328,108
  Adjustment to reconcile net (loss) income to cash (used
     in) provided by operating activities:
     Depreciation and amortization..........................     3,522     10,843      26,061
     Deferred income taxes..................................       160     17,204     (43,331)
     Net commercial, industrial and institutional marketing
       assets and liabilities...............................        --    (73,128)      5,297
     Accrual for payment to CenterPoint Energy, Inc. .......        --         --     128,300
     Federal income taxes payable...........................        --         --      75,529
CHANGES IN OTHER ASSETS AND LIABILITIES:
  Accounts and notes receivable.............................    (6,384)   (34,555)   (450,149)
  Prepayments and other current assets......................    (1,786)       157     (31,781)
  Other assets..............................................   (21,805)    28,799      (1,943)
  Accounts payable..........................................     9,296      8,023     125,220
  Customer deposits.........................................        --          8      51,743
  Accounts and notes receivable/payable -- affiliated
     companies, net.........................................   (13,858)    10,334     (72,613)
  Income taxes payable......................................    (3,615)     2,736      33,354
  Other taxes payable.......................................      (112)       704      30,216
  Transmission and distribution charges payable.............        --      3,335      61,606
  Other current liabilities.................................    34,537      6,038     (22,499)
  Other liabilities.........................................     3,001      4,051      (4,801)
                                                              --------   --------   ---------
     Net cash (used in) provided by operating activities....   (48,033)   (30,233)    238,317
                                                              --------   --------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures......................................   (44,831)   (99,607)    (56,428)
  Other.....................................................        --         --         607
                                                              --------   --------   ---------
     Net cash used in investing activities..................   (44,831)   (99,607)    (55,821)
                                                              --------   --------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term debt..............................        --         --      13,537
  Payments of long-term debt................................        --         --      (4,719)
  Proceeds from notes with affiliated companies, net........    93,918    136,511     185,785
  Contributions from member.................................        --         --       1,980
                                                              --------   --------   ---------
     Net cash provided by financing activities..............    93,918    136,511     196,583
                                                              --------   --------   ---------
NET INCREASE IN CASH AND CASH EQUIVALENTS...................     1,054      6,671     379,079
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR..............        15      1,069       7,740
                                                              --------   --------   ---------
CASH AND CASH EQUIVALENTS AT END OF YEAR....................  $  1,069   $  7,740   $ 386,819
                                                              ========   ========   =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash Payments:
     Interest (net of amounts capitalized)..................  $  9,302   $  9,650   $     496
     Income tax (refunds) payments..........................   (26,988)   (28,747)    138,537
  Noncash Disclosure:
     Contributions from member..............................     4,777      1,176      76,160

               See Notes to the Consolidated Financial Statements

              RELIANT ENERGY RETAIL HOLDINGS, LLC AND SUBSIDIARIES

              STATEMENTS OF CONSOLIDATED MEMBER'S (DEFICIT) EQUITY
                             (THOUSANDS OF DOLLARS)


BALANCE AT DECEMBER 31, 1999................................          $ (9,361)
  Net loss..................................................           (50,989)
  Contributions from affiliate..............................             4,777
                                                                      --------
BALANCE AT DECEMBER 31, 2000................................           (55,573)
  Net loss..................................................           (14,782)
  Contributions from member.................................             1,176
                                                                      --------
BALANCE AT DECEMBER 31, 2001................................           (69,179)
  Net income................................................           328,108
  Contributions from member.................................            78,140
                                                                      --------
BALANCE AT DECEMBER 31, 2002................................          $337,069
                                                                      ========

               See Notes to the Consolidated Financial Statements

              RELIANT ENERGY RETAIL HOLDINGS, LLC AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
           FOR THE THREE YEARS ENDED DECEMBER 31, 2000, 2001 AND 2002

(1) BACKGROUND AND BASIS OF PRESENTATION

  BACKGROUND

     Reliant Energy Retail Holdings, LLC (Retail Holdings), a wholly-owned subsidiary of Reliant Resources, Inc. (Reliant Resources), was formed September 1, 2000 in Delaware. Reliant Resources is the sole member and holds all 1,000 shares of Retail Holdings. Retail Holdings and its subsidiaries are collectively referred to herein as "the Company." Prior to September 30, 2002, the majority of Reliant Resources' common stock was owned by CenterPoint Energy, Inc. (CenterPoint), a diversified energy services and energy delivery company. CenterPoint served the electricity customers in Houston, Texas until January 1, 2002, when the electricity market opened to retail competition. On September 30, 2002, CenterPoint distributed all of the 240 million shares of Reliant Resources common stock it owned to its common shareholders of record as of the close of business on September 20, 2002 (Distribution).

     The Company provides electricity and related services to its retail customers in Texas and acquires and manages the electric capacity, energy and ancillary services associated with supplying these retail customers through its wholly-owned subsidiaries consisting of Reliant Energy Retail Services, LLC (Retail Services), formed in September 2000; Reliant Energy Solutions, LLC (Solutions), formed in April 1996; Reliant Energy Electric Solutions, LLC (Electric Solutions), formed in January 2002; StarEn Power, LLC (StarEn Power) formed in November 2000, and Reliant Energy Solutions East, LLC (Solutions
East), formed in February 2002. In December 2000, Reliant Resources contributed the operations of Retail Services and the member's equity of Solutions to Retail Holdings. In accordance with accounting principles generally accepted in the United States of America, the transfers from Reliant Resources were accounted for as a reorganization of entities under common control.

     In addition, the Company provided CenterPoint customer service call center operations, credit and collection and revenue accounting services for CenterPoint's electric utility division, and receiving and processing payment services for the accounts of CenterPoint's electric utility division and two of CenterPoint's natural gas distribution divisions during 2001 through Reliant Energy Customer Care Services, LLC (Customer Care Services), formed in August 2000. CenterPoint provided the office space and equipment for the Company to perform these services. The charges CenterPoint paid the Company for these services allowed the Company to recover its fully allocated costs of providing the services, plus out-of-pocket costs and expenses. The service agreement governing these services terminated on December 31, 2001.

  ACQUISITION OF RENEWABLES

     On January 1, 2003, the Company purchased all the outstanding common stock in Reliant Energy Renewables, Inc. (Renewables) from Reliant Energy Power Generation, Inc., an affiliated company and an indirect wholly-owned subsidiary of Reliant Resources for $27 thousand and assumed all notes payable to affiliated companies. As of December 31, 2002, Renewables had $23 million invested in generation facilities. The purchase price was based on Renewables' book value. The acquisition was treated as a reorganization of entities under common control. The Company's consolidated financial statements, including the related notes, have been revised as of the earliest period presented to include Renewables'

              RELIANT ENERGY RETAIL HOLDINGS, LLC AND SUBSIDIARIES results of operations, financial position and cash flows. A reconciliation of revenues and net income for the year ended December 31, 2002, the only year previously reported, is presented below:

                                                                           NET INCOME
                                                               REVENUES      (LOSS)
                                                              ----------   ----------
                                                              (THOUSANDS OF DOLLARS)
As previously reported......................................  $3,174,958    $328,632
Renewables..................................................       3,323        (524)
                                                              ----------    --------
As revised..................................................  $3,178,281    $328,108
                                                              ==========    ========

  MARKET FRAMEWORK

     The Company is a certified retail electric provider in Texas, which allows the Company to provide electricity to residential, small commercial and large commercial, industrial and institutional customers. In January 2002, the Company began to provide retail electric service to all customers of CenterPoint that did not take action to select another retail electric provider and to customers that selected the Company to provide them electric service. All classes of customers of most investor-owned Texas utilities can choose their retail electric provider. The law also allows municipal utilities and electric cooperatives to participate in the competitive marketplace, but to date, none have chosen to do so.

     The Company provides standardized electricity and related products and services to residential and small commercial customers with an aggregate peak demand for power up to one megawatt (MW) (i.e., small and midsized business customers) and offers customized electric commodity and energy management services to large commercial, industrial and institutional customers with an aggregate peak demand for power in excess of one MW (e.g., refineries, chemical plants, manufacturing facilities, real estate management firms, hospitals, universities, school systems, governmental agencies, multi-site retailers, restaurants, and other facilities under common ownership or franchise arrangements with a single franchiser, which aggregate to one MW or greater of peak demand).

     The Company currently provides retail electric service only in Texas. The Company has no near-term plans to provide retail electric service to residential customers outside of Texas; however, the Company is taking steps to provide electricity and related products and services to large commercial, industrial and institutional customers in certain other states through its Solutions East subsidiary. In New Jersey, the Company is registered as an "electric power supplier," and in Pennsylvania, the Company is registered as an "electric generation supplier." In addition, the Company has filed an application to become an "electric supplier" in Maryland.

  RESIDENTIAL AND SMALL COMMERCIAL SERVICES

     The Company has approximately 1.5 million residential customers and over 200,000 small commercial customers in Texas, making the Company the second largest retail electric provider in Texas. The majority of the customers are in the Houston metropolitan area, but the Company also has customers in other metropolitan areas, including Dallas/Ft. Worth and Corpus Christi, Texas.

     In general, the Texas regulatory structure permits retail electric providers to procure electricity from wholesale generators at unregulated rates, sell the electricity at generally unregulated prices to retail customers and pay the local transmission and distribution utilities a regulated tariff rate for delivering the electricity to the customers. By allowing retail electric providers to provide retail electricity at any price, the Texas electric restructuring law is designed to encourage competition among retail electric providers. However, retail electric providers which are affiliates of, or successors in interest to, electric utilities are restricted in the prices they may charge to residential and small commercial customers within the affiliated transmission and distribution utility's traditional service territory. The Company is deemed to be the

              RELIANT ENERGY RETAIL HOLDINGS, LLC AND SUBSIDIARIES affiliated retail electric provider in CenterPoint's Houston area service territory, and the Company is an unaffiliated retail electric provider in all other areas. The prices that affiliated retail electric providers charge are subject to a specified price, or "price to beat" and the affiliated retail electric providers are not permitted to sell electricity to residential and small commercial customers in the service territory of the affiliated transmission and distribution utility at a price other than the price to beat until January 2005, unless before that date 40% or more of electricity consumed in 2000 by the relevant class of customers in the affiliated transmission and distribution utility service territory is committed to be served by other retail electric providers. Unaffiliated retail electric providers may sell electricity to residential and small commercial customers at any price.

     In addition, the Texas electric restructuring law requires the affiliated retail electric provider to make the price to beat available to residential and small commercial customers in the affiliated transmission and distribution utility's traditional service territory until January 1, 2007. The price to beat only applies to electric services provided to residential and small commercial customers (i.e., customers with an aggregate peak demand at or below one MW).

     The Public Utility Commission of Texas' (PUCT) regulations allow an affiliated retail electric provider to adjust the price to beat based on the wholesale energy supply cost component or "fuel factor" included in its price to beat. The PUCT's current regulations allow the Company to request an adjustment of the fuel factor based on the percentage change in the forward price of natural gas or as a result of changes in the price of purchased energy up to two times a year. In a purchased energy request, the Company may adjust the fuel factor to the extent necessary to restore the amount of headroom that existed at the time the initial price to beat fuel factor was set by the PUCT. During 2002, the Company requested, and the PUCT approved two such adjustments to the price to beat fuel factor. The August 2002 increase was based on an increase in the natural gas price from $3.11 per Mmbtu (one million British thermal units) to $3.73 per Mmbtu. The December 2002 increase was based on a natural gas price of $4.02 per Mmbtu. In January 2003, the Company requested, and the PUCT approved in March 2003, an increase of the price to beat fuel factor. The March 2003 increase was based on natural gas prices of $4.956 per Mmbtu.

     In March 2003, the PUCT approved a revised price to beat rule. The changes from the previous rule included an increase in the number of days used to calculate the natural gas price average from 10 to 20, and an increase in the threshold of what constitutes a significant change in the market price of natural gas and purchased energy from 4% to 5%, except for filings made after November 15th of a given year that must meet a 10% threshold. The revised rule also provides that the PUCT will, after reaching a determination of stranded costs in 2004, make downward adjustments to the price to beat fuel factor if natural gas prices drop below the prices embedded in the then-current price to beat fuel factor. In addition, the revised rule also specifies that the base rate portion of the price to beat will be adjusted to account for changes in the non-bypassable rates that result from the utilities' final stranded cost determination in 2004. Adjustments to the price to beat will be made following the utilities' final stranded cost determination in 2004.

  LARGE COMMERCIAL, INDUSTRIAL AND INSTITUTIONAL SERVICES

     The Company provides electricity and energy services to large commercial, industrial and institutional customers (i.e., customers with an aggregate peak demand of greater than one MW) in Texas with whom the Company has signed contracts. As of December 31, 2002, the average contract term for these contracts was 16 months. In addition, the Company provides electricity to those large commercial, industrial and institutional customers in CenterPoint's service territory who have not entered into a contract with any retail electric provider. The Company also provides customized energy solutions, including risk management and energy services products, and demand side and energy information services

              RELIANT ENERGY RETAIL HOLDINGS, LLC AND SUBSIDIARIES to large commercial, industrial and institutional customers. Solutions also contracts with companies to perform energy efficiency projects, including the replacement or upgrade of energy-intensive capital equipment, substation development and power quality services. The contracts with these customers represent a peak demand of approximately 5,500 MW at approximately 24,000 metered locations.

  PROVIDER OF LAST RESORT

     In Texas, a provider of last resort is required to offer a standard retail electric service with no interruption of service, except in the event of non-payment, to any customer whose certified retail electric provider has failed to provide electric service or to any customer that voluntarily requests this type of service. Through a competitive bid process administered by the PUCT, the Company was appointed to serve as the provider of last resort in many regions of the state. The Company does not expect to serve a large number of customers in this capacity, as many customers are expected to subsequently select a retail electric provider. The Company will serve a two-year term as the provider of last resort ending December 31, 2004. Pricing for service provided by a provider of last resort may include a customer charge and an energy charge, which for residential and small commercial customers is adjustable based upon changes in the forward price of natural gas. For large non-residential customers, the energy charge is adjusted based upon the Electric Reliability Council of Texas (ERCOT) market-clearing price of energy. For all customer classes, the adjustment to the energy charge is subject to a floor amount. Non-residential customers will be assessed a demand charge.

  ENERGY SUPPLY

     The Company procures its electricity through Reliant Energy Services, Inc.
(RES), a wholly-owned subsidiary of Reliant Resources. The Company has no ownership interest in RES. RES purchases the supply of energy required by the Company. For example, RES may enter into long-term or short-term contracts to provide cyclic, intermediate, baseload or block power or may purchase auction capacity options. These supply positions are continuously monitored and updated based upon retail sales forecasts and market conditions.

     RES manages this supply portfolio. As such, the Company benefits from the supply portfolio management infrastructure of RES that has been developed to manage counterparty margining requirements, contract administration, risk management, accounting, market data gathering, physical commodity scheduling, and invoicing. Although RES does allocate costs associated with supply portfolio management to the Company, it is likely that the Company would experience higher management costs if it maintained its own supply portfolio management infrastructure, or contracted for supply management services from a third party.

     RES enters into contracts with third parties for the purposes of supplying the Company with electricity necessary to serve its retail customers. These supply contracts are subject to the provisions of the master commodity purchase and sale agreements, master netting arrangements, and other contractual arrangements that RES utilizes with third-party customers and suppliers in connection with RES' supply portfolio management activities, including those activities undertaken for the Company. Consequently, the costs associated with credit support for the supply portfolio managed by RES for the Company could differ significantly from those that the Company would experience if it managed the electricity supply portfolio directly with third parties.

     The Company reimburses RES for the ultimate price of any electricity sold from RES to the Company, including costs of derivative instruments, upon final delivery of that electricity. The Company does not account for the unrealized value associated with the derivative instruments executed by RES with third parties because the contracts are executed by RES.

              RELIANT ENERGY RETAIL HOLDINGS, LLC AND SUBSIDIARIES

     The Company began to transition purchases of energy supply and management of the supply portfolio from RES to Electric Solutions in October 2002. This transition includes, among other things, the assignment of supply contracts from RES to Electric Solutions. The electric supply under contracts with RES that have not been assigned to Electric Solutions will be sold to Electric Solutions, which in turn sells this supply to Retail Services, Solutions and StarEn Power.

     Through September 2002, RES contracted with Texas Genco, LP (Texas Genco), a subsidiary of CenterPoint, for a portion of the Company's power supply. In October 2002, Electric Solutions signed a master power contract with Texas Genco. Texas Genco owns approximately 14,000 MW of aggregate net generation capacity in Texas, and is the primary source of the Company's energy. This contract covered, among other things, the Company's purchases of capacity and/or energy from Texas Genco's generating units, under an unsecured line of credit. This contract contained covenants that restrict the activities of several of the Company's subsidiaries transacting business in Texas, which were later replaced by an amendment in March 2003, more fully described in note 11(b).

     The generating capacity of the Texas Genco facilities consists of approximately 60% of base-load, 35% of intermediate and 5% of peaking capacity, and represents approximately 20% of the total capacity in ERCOT. To facilitate a competitive market in Texas, each power generator affiliated with a transmission and distribution utility must sell at auction 15% of the output of its installed generating capacity. These auction obligations continue until January 2007, unless the PUCT determines before that date that at least 40% of the quantity of electric power consumed in 2000 by residential and small commercial customers in the affiliated transmission and distribution utility's service territory is being served by retail electric providers not affiliated with the incumbent electric utility. An affiliated retail electric provider may not purchase capacity sold by its affiliated power generation company in the state mandated capacity auctions. Due to the fact that the Company is considered to be the affiliated retail electric provider relating to Texas Genco, the Company is prohibited from participating in the Texas Genco capacity auctions mandated by the PUCT. The Company may purchase capacity from non-affiliated parties, other than Texas Genco, in the capacity auctions mandated by the PUCT. Under an agreement between CenterPoint and Reliant Resources, Texas Genco is required to auction its capacity remaining after sales pursuant to the PUCT mandated auctions. Reliant Resources has the right prior to each such auction to purchase 50% of the capacity auctioned at the prices determined in the auction. It is contemplated that, to the extent that Reliant Resources desires to exercise its rights to purchase 50% of such capacity, Reliant Resources will purchase such capacity through the Company. The Company also has the right to participate in such auctions whether or not it exercises the right to purchase prior to the auction.

     As of December 31, 2002, the Company had entitlements to capacity of Texas Genco averaging 5,865 MW per month in 2003. The Company's anticipated capacity payments related to these capacity entitlements are $336 million in 2003. During the first quarter of 2003, through March 20, 2003, the Company purchased additional entitlements to some of the generation capacity of electric generation assets of Texas Genco averaging 879 MW per month for 2003 with capacity payments of $84 million.

     Reliant Resources has an option to acquire CenterPoint's ownership interest in Texas Genco that is exercisable from January 10, 2004 until January 24, 2004. Texas Genco's obligation to auction capacity and the associated rights terminate
(a) if Reliant Resources does not exercise the option to acquire CenterPoint's ownership interest in Texas Genco by January 24, 2004 and (b) if Reliant Resources exercises the option to acquire CenterPoint's ownership interest in Texas Genco, on the earlier of (i) the closing of the acquisition or (ii) if the closing has not occurred, the last day of the sixteenth month after the month in which the option is exercised.

              RELIANT ENERGY RETAIL HOLDINGS, LLC AND SUBSIDIARIES

  ERCOT

     The Company is a member of ERCOT. The ERCOT Independent System Operator
(ISO) is responsible for maintaining reliable operations of the bulk electric power supply system in the ERCOT region. Its responsibilities include ensuring that information relating to a customer's choice of retail electric provider is conveyed in a timely manner to anyone needing the information. It is also responsible for ensuring that electricity production and delivery are accurately accounted for among the generation resources and wholesale buyers and sellers in the ERCOT region. Unlike some independent system operators in other regions of the country, the ERCOT ISO does not operate a centrally dispatched pool and does not procure energy on behalf of its members other than to maintain the reliable operation of the transmission system. Members are responsible for contracting their energy requirements bilaterally. The ERCOT ISO also serves as agent for procuring ancillary services for those who elect not to secure their own ancillary services requirement.

     Members of ERCOT include retail customers, investor and municipal owned electric utilities, rural electric cooperatives, river authorities, independent generators, power marketers and retail electric providers. The ERCOT region operates under the reliability standards set by the North American Electric Reliability Council. The PUCT has primary jurisdictional authority over the ERCOT region to ensure the adequacy and reliability of electricity across the state's main interconnected power grid.

     The ERCOT region is divided into four congestion zones: north, south, west and Houston. While most of the retail demand and associated supply is located in the Houston congestion zone, the Company serves customers and acquires supply in all four congestion zones. In addition, ERCOT conducts annual and monthly auctions of transmission congestion rights which provide the entity owning transmission congestion rights the ability to financially hedge price differences between zones (basis risk). The PUCT prohibits any single ERCOT market participant from owning more than 25% of the available transmission congestion rights on any congestion path.

  RENEWABLES

     Renewables purchases renewable energy credits and renewable electric energy produced from wind generation facilities. Renewables also is developing several landfill gas electric generating facilities in Texas. The electricity is used primarily to serve retail customers in Texas.

BASIS OF PRESENTATION

     The results of operations in these consolidated financial statements include general corporate expenses allocated by Reliant Resources to the Company and by CenterPoint to the Company during 2000 and 2001. All of the allocations in the consolidated financial statements are based on assumptions that management believes are reasonable under the circumstances; however, these allocations may not necessarily be indicative of the costs and expenses that would have resulted if the Company had been operated as a stand-alone entity. Additionally, costs to manage the Company's supply might be greater if incurred on a stand-alone basis.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

              RELIANT ENERGY RETAIL HOLDINGS, LLC AND SUBSIDIARIES

     Electricity sales and services related to retail customers not billed are recognized based upon estimated electricity and services delivered. As of December 31, 2001 and 2002, the amount not billed is $14 million and $216 million, respectively. The 2002 amount includes approximately $25 million related to delayed billings. Problems or delays in the flow of information between the ERCOT ISO, the transmission and distribution utilities and the retail electric providers and operational problems with the new systems and processes could impact the Company's ability to accurately estimate the amount not billed at December 31, 2002. In addition, for certain customers that did not receive an electric bill, the Company cannot bill or collect for a period beyond six months from when an error is discovered except in the instance of theft. As of December 31, 2002, the amount of electricity that could not be billed did not have a significant impact on the Company's results of operations or cash flows.

     The Company depends on the transmission and distribution utilities to read customers' electric meters. The Company is required to rely on the transmission and distribution utility or, in some cases, the ERCOT ISO, to provide customers' information regarding electricity usage, such as historical usage patterns, and the Company may be limited in its ability to confirm the accuracy of the information. The provision of inaccurate information or delayed provision of such information by the transmission and distribution utilities or the ERCOT ISO could impact its ability to accurately reflect revenues.

     The Company records transmission and distribution charges using the same method as for electricity sales and services to retail customers. As of December 31, 2001 and 2002, the transmission and distribution charges not billed by the transmission and distribution utilities to the Company totaled $3 million and $62 million, respectively, and such amounts have been accrued.

     The ERCOT ISO is responsible for maintaining reliable operations of the electric power supply system in the ERCOT region. The ERCOT ISO is also responsible for handling scheduling and settlement for all electricity volumes in the Texas deregulated electricity market. As part of settlement, the ERCOT ISO communicates the actual volumes compared to the scheduled volumes. The ERCOT ISO calculates an additional charge or credit based on the difference between the actual and scheduled volumes, based on a market-clearing price. Settlement charges also include allocated costs such as unaccounted for energy. Preliminary settlement information is due from the ERCOT ISO within two months after electricity is delivered. Final settlement information is due from the ERCOT ISO within twelve months after electricity is delivered. As a result, the Company records estimated supply costs using estimated supply volumes and adjusts those costs upon receipt of settlement and consumption information. The ERCOT ISO settlement process was delayed due to operational problems between the ERCOT ISO, the transmission and distribution utilities and the retail electric providers. During the third quarter of 2002, the ERCOT ISO began issuing final settlements for the pilot time period of July 31, 2001 to December 31, 2001. The final settlements have been suspended until a market synchronization of all customers between the market participants takes place. The market synchronization will validate which retail electric provider served each customer, for each day, beginning as of January 1, 2002, which was the date the market opened to retail competition. This information will be confirmed by the ERCOT ISO, the retail electric providers and the transmission and distribution utilities. In May 2003, the ERCOT ISO resumed the final settlement process beginning with January 1, 2002. The delay in the ERCOT ISO settlement process could impact the Company's ability to accurately reflect energy supply costs. For discussion on the use of estimates and assumptions employed in the recognition of mark-to-market income, see note 4(a).

  (b) MARKET RISK AND UNCERTAINTIES

     The Company is subject to the risk associated with price movements of energy commodities and the credit risk associated with its marketing activities. For additional information regarding these risks, see note 4. The Company is also subject to risks, such as, supply and prices of electricity, effects of

              RELIANT ENERGY RETAIL HOLDINGS, LLC AND SUBSIDIARIES competition, operation of deregulating power markets, seasonal weather patterns, and the regulatory environment in the United States. In addition, the Company is subject to risks relating to the reliability of the systems, procedures and other infrastructure necessary to operate its business.

  (c) PRINCIPLES OF CONSOLIDATION

     The accounts of Retail Holdings and its wholly-owned subsidiaries are included in the consolidated financial statements except for RE Retail Receivables, LLC, which is a special purpose entity that was formed in July 2002 in order to sell the accounts receivable of Retail Services. See note 6. All significant intercompany transactions and balances are eliminated in consolidation.

  (d) REVENUES

     The Company records gross revenue for energy sales and services to residential, small commercial and non-contracted large commercial, industrial and institutional retail electric customers under the accrual method and these revenues generally are recognized upon delivery. The contracted electricity sales to large commercial, industrial and institutional customers for contracts entered into after October 25, 2002 are typically accounted for under the accrual method and these revenues typically are recognized upon delivery (see note 2(p)). The determination of these sales is based on the reading of the customers' meters by the transmission and distribution utilities. The transmission and distribution utilities send the information to the ERCOT ISO, which in turn sends the information to the Company. This activity occurs on a systematic basis throughout the month. At the end of each month, amounts of energy delivered to customers since the date of the last meter reading are estimated and the corresponding unbilled revenue is estimated. This unbilled revenue is estimated each month based on daily scheduled volumes, estimated customer usage by class, weather factors and applicable customer rates based on analyses reflecting significant historical trends and experience.

     The contracted electricity sales to large commercial, industrial and institutional customers and the related purchases to supply these contracts entered into prior to October 25, 2002 are accounted for under the mark-to-market method of accounting. Under the mark-to-market method of accounting, derivative instruments and contractual commitments are recorded at fair value in commercial, industrial, and institutional margins upon contract execution. The net changes in their fair values are recognized in the statements of consolidated operations as commercial, industrial and institutional margins in the period of change. Commercial, industrial, and institutional margins related to the sale of electric power and other energy related commodities are recorded on a net basis. For additional discussion regarding commercial, industrial and institutional margin recognition and the related estimates and assumptions that can affect reported amounts of such earnings, see note 4.

     The Company records revenues from long-term energy efficiency contracts under the percentage-of-completion method. Contract revenues are recognized in the statements of consolidated operations based on the percentage of completion of the respective projects, measured based on the accumulated costs incurred on the project as a percentage of the estimated total cost for the project. Revenues from short-term contracts are recognized when the project is complete.

  (e) OPERATION AND MAINTENANCE EXPENSES

     The operation and maintenance expenses in the statements of consolidated operations include employee related costs, contractor costs, materials and supplies, and other expenses for customer operations, supply forecasting, credit and collection, remittance processing, customer contracting and information technology. Some of these expenses were allocated from affiliates; see further discussion in note 3(a).

              RELIANT ENERGY RETAIL HOLDINGS, LLC AND SUBSIDIARIES

  (f) GENERAL AND ADMINISTRATIVE EXPENSES

     The general and administrative expenses in the statements of consolidated operations include employee related costs, contractor costs, advertising, materials and supplies, bad debt expense, and other expenses for marketing, market research, risk management, human resources, finance and accounting, and corporate and administrative services (including management services, financial and tax accounting, cash management and treasury support, legal, information technology system support, office management and human resources); and certain benefit costs. Some of these expenses are allocated from affiliates; see further discussion in note 3(b).

  (g) LONG-LIVED ASSETS AND INTANGIBLES

     The Company records property, plant and equipment at historical cost. The following table summarizes property, plant and equipment:

                                                           ESTIMATED      DECEMBER 31,
                                                          USEFUL LIVES   ---------------
                                                            (YEARS)       2001     2002
                                                          ------------   ------   ------
                                                                          (IN MILLIONS)
Information technology..................................     3 - 10      $140.7   $169.4
Generation facilities...................................       20            --     22.9
Machinery, telecommunications equipment and other.......       5           14.2     14.3
Furniture and leasehold improvements....................     1 - 7          5.2      9.0
                                                                         ------   ------
  Total.................................................                  160.1    215.6
Accumulated depreciation................................                   (7.4)   (32.8)
                                                                         ------   ------
  Property, plant and equipment, net....................                 $152.7   $182.8
                                                                         ======   ======

     Information technology assets include hardware, software, consultant time, in-house labor and capitalized interest used to design and implement various systems, including the customer billing and energy supply systems. Costs are capitalized in accordance with Statement of Position (SOP) 98-1, "Accounting for Cost of Computer Software Developed or Obtained for Internal Use".

     The Company recorded goodwill for the excess of the purchase price over the fair value assigned to the net assets of the acquisition of the energy services division of Southland Industries in 1999. This division contained contracts for performing energy-related services for commercial customers. The Company recognizes specifically identifiable intangibles, which include (a) demand side management contracts (DSM) which are contracts that allow the Company to install energy efficiency equipment for clients and share in future energy savings, (b) permanent seat licenses (PSL) at Reliant Stadium, (c) air emissions regulatory allowances, and (d) a non-compete agreement. The DSM contracts and the non-compete agreement were purchased as part of an acquisition of the energy services division of Southland

              RELIANT ENERGY RETAIL HOLDINGS, LLC AND SUBSIDIARIES

Industries in 1999. The air emissions regulatory allowances were purchased in 2000 by Renewables. Intangibles and goodwill balances are:

                                                   DECEMBER 31, 2001         DECEMBER 31, 2002
                                  ESTIMATED     -----------------------   -----------------------
                                 USEFUL LIVES   CARRYING   ACCUMULATED    CARRYING   ACCUMULATED
                                   (YEARS)       AMOUNT    AMORTIZATION    AMOUNT    AMORTIZATION
                                 ------------   --------   ------------   --------   ------------
                                                                  (IN MILLIONS)
Goodwill.......................        --        $36.7        $(5.1)       $36.7        $(5.1)
DSM............................         5          2.0         (0.7)         2.0         (1.2)
PSL............................         5           --           --          1.9         (0.1)
Air emissions regulatory
  allowances...................        --          1.3           --          1.3           --
Non-compete agreement..........         5          0.2         (0.1)         0.2         (0.1)
                                                 -----        -----        -----        -----
     Total.....................                  $40.2        $(5.9)       $42.1        $(6.5)
                                                 =====        =====        =====        =====

     The Company amortizes acquired intangibles, other than goodwill in 2002 and air emissions regulatory allowances, on a straight-line basis over their contractual or estimated useful lives. The Company does not amortize its air emissions regulatory allowances because they have been issued in perpetuity by the Texas Commission of Environmental Quality. Through December 31, 2001, the Company amortized goodwill on a straight-line basis over 15 years. Pursuant to the adoption of Statement of Financial Accounting Standards (SFAS) No. 142 "Goodwill and Other Intangible Assets" (SFAS No. 142), the Company discontinued amortizing goodwill into its results of operations, as further described below. Estimated amortization expense for the next five years is as follows (in millions):

2003........................................................  $0.8
2004........................................................   0.8
2005........................................................   0.4
2006........................................................   0.4
2007........................................................   0.3
                                                              ----
     Total..................................................  $2.7
                                                              ====

     The Company periodically evaluates long-lived assets, including property, plant and equipment, goodwill and specifically identifiable intangibles, when events or changes in circumstances indicate that the carrying value of these assets may not be recoverable. The determination of whether impairment has occurred, excluding goodwill and other intangibles beginning in 2002, is based on an estimate of undiscounted cash flows attributable to the assets, as compared to the carrying value of the assets.

     In July 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 142, which provides that goodwill and certain intangibles with indefinite lives will not be amortized into results of operations, but instead will be reviewed periodically for impairment and written down and charged to results of operations only in the periods in which the recorded value of goodwill and certain intangibles with indefinite lives is more than its fair value. The Company adopted the provisions of the statement, which apply to goodwill and intangible assets acquired prior to June 30, 2001 on January 1, 2002.

              RELIANT ENERGY RETAIL HOLDINGS, LLC AND SUBSIDIARIES

     A reconciliation of previously reported net (loss) income to the amounts adjusted for the exclusion of goodwill amortization follows:

                                                             YEAR ENDED DECEMBER 31,
                                                             ------------------------
                                                              2000     2001     2002
                                                             ------   ------   ------
                                                                  (IN MILLIONS)
Reported net (loss) income.................................  $(51.0)  $(14.8)  $328.1
Add: Goodwill amortization, net of tax.....................     1.6      1.6       --
                                                             ------   ------   ------
Adjusted net (loss) income.................................  $(49.4)  $(13.2)  $328.1
                                                             ======   ======   ======

     The following table shows the changes in the carrying amount of goodwill for 2001. There was no change in the carrying amount of goodwill in 2002 (in millions):

Balance at January 1, 2001..................................   $34.1
Amortization expense........................................     2.5
                                                               -----
Balance at December 31, 2001................................   $31.6
                                                               =====

     During 2002, the Company completed the transitional impairment test for the adoption of SFAS No. 142 on its consolidated financial statements, including the review of goodwill for impairment as of January 1, 2002. This impairment test is performed in two steps. The initial step is designed to identify potential goodwill impairment by comparing an estimate of the fair value of the applicable reporting unit to its carrying value, including goodwill. If the carrying value exceeded fair value, a second step is performed, which compares the implied fair value of the applicable reporting unit's goodwill with the carrying amount of that goodwill, to measure the amount of the goodwill impairment, if any. Based on the first step of the goodwill impairment test, the Company's goodwill was not impaired.

     SFAS No. 142 also requires goodwill to be tested annually and between annual tests if events occur or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. The Company performed its annual test for indications of goodwill impairment on November 1, 2002. Based on the results of the annual test, goodwill was not impaired.

     An impairment analysis requires estimates of possible future market prices, growth, competition and many other factors as of the determination date. The resulting impairment loss is highly dependent on these underlying assumptions. Such assumptions are consistent with those utilized in the Company's annual planning process and industry valuation and appraisal reports. If the assumptions and estimates underlying this goodwill impairment evaluation differ greatly from the actual results, there could be goodwill impairments in the future.

     As of March 31, 2002, the Company completed its assessment of intangible assets and no indefinite lived intangible assets were identified other than the air emissions regulatory allowances discussed above. No related impairment losses were recorded in the first quarter of 2002 and no changes were made to the expected useful lives of its intangible assets as a result of this assessment.

              RELIANT ENERGY RETAIL HOLDINGS, LLC AND SUBSIDIARIES

  (h) DEPRECIATION AND AMORTIZATION EXPENSE

     Depreciation is computed using the straight-line method based on economic lives. Other amortization expense includes amortization of PSL, DSM and the non-compete agreement and goodwill in 2000 and 2001. See note 2(g). The following table presents depreciation and amortization for 2000, 2001 and 2002:

                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                              2000     2001     2002
                                                              -----   ------   ------
                                                                   (IN MILLIONS)
Depreciation expense........................................  $1.0    $ 7.9    $25.5
Amortization expense........................................   2.5      2.9      0.6
                                                              ----    -----    -----
  Total depreciation and amortization expense...............  $3.5    $10.8    $26.1
                                                              ====    =====    =====

  (i) STOCK-BASED COMPENSATION PLANS

     Employees of the Company participate in Reliant Resources' long-term incentive plans. Prior to May 2001, employees of the Company participated in CenterPoint's long term-incentive plans. The Company applies the intrinsic method of accounting for employee stock-based compensation plans in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB No. 25). Under the intrinsic value method, no compensation expense is recorded when options are issued with an exercise price equal to the market price of the underlying stock on the date of grant. Since the stock options have all been granted at market value at date of grant, no compensation expense has been recognized under APB No. 25. The Company complies with the disclosure requirements of SFAS No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123) and SFAS No. 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure, an amendment to SFAS No. 123" (SFAS No. 148) and discloses the pro forma effect on net (loss) income as if the fair value method of accounting had been applied to all stock awards. Had compensation costs been determined as prescribed by SFAS No. 123, the Company's net (loss) income amounts would have approximated the following pro forma results for 2000, 2001 and 2002, which take into account the amortization of stock-based compensation, including performance shares, purchases under the employee stock purchase plan and stock options, to expense on a straight-line basis over the vesting periods:

                                                             YEAR ENDED DECEMBER 31,
                                                             ------------------------
                                                              2000     2001     2002
                                                             ------   ------   ------
                                                                  (IN MILLIONS)
Net (loss) income, as reported.............................  $(51.0)  $(14.8)  $328.1
Add: Stock-based employee compensation expense included in
  reported net (loss) income net of related tax effects....     1.2      1.0      0.7
Deduct: Total stock-based employee compensation expense
  determined under fair value based method for all awards,
  net of related tax effects...............................    (1.3)    (5.3)    (7.3)
                                                             ------   ------   ------
Pro forma net (loss) income................................  $(51.1)  $(19.1)  $321.5
                                                             ======   ======   ======

     For further information regarding Reliant Resources' and CenterPoints' stock-based compensation plans in which the Company's employees participate and assumptions used to compute pro forma amounts, see note 7.

              RELIANT ENERGY RETAIL HOLDINGS, LLC AND SUBSIDIARIES

  (j) CAPITALIZATION OF INTEREST EXPENSE

     Interest expense is capitalized as a component of projects under construction and is amortized over the assets' estimated useful lives. It is principally applied to information technology projects. During 2001 and 2002, we capitalized interest of $4.0 million and $2.3 million, respectively.

  (k) INCOME TAXES

     Although the Company is organized as a limited liability company, and therefore has no federal income tax liability, the Company calculates an income tax provision on a separate return basis pursuant to SFAS No. 109, "Accounting for Income Taxes." The Company uses the liability method of accounting for deferred income taxes and measures deferred income taxes for all significant income tax temporary differences.

     Prior to October 1, 2002, the Company was included in the consolidated federal income tax returns of CenterPoint. As of October 1, 2002, the Company is included in the consolidated tax returns of Reliant Resources and calculates its income tax provision on a separate return basis. Pursuant to the Company's tax sharing agreement with Reliant Resources, Reliant Resources pays all federal income taxes on its behalf and is entitled to any related tax refunds. The difference between the Company's current federal income tax expense or benefit, as calculated on a separate return basis, and related amounts paid or received to/from Reliant Resources, if any, are recorded on its books as adjustments to member's equity on its consolidated balance sheet. During 2002, Reliant Resources made equity contributions to the Company for deemed distributions related to current federal income taxes of $76 million.

  (l) CASH

     The Company records as cash and cash equivalents all liquid short-term investments with original maturities of three months or less.

  (m) ALLOWANCE FOR DOUBTFUL ACCOUNTS

     Accounts and notes receivable, principally from customers, on the consolidated balance sheets are net of an allowance for doubtful accounts of $2.0 million and $35.5 million at December 31, 2001 and 2002, respectively. The net provision for doubtful accounts in the statements of consolidated operations for 2001 and 2002 was $2.6 million and $72.5 million, respectively. The change in the provision for doubtful accounts for 2001 and 2002 was $2.0 million and $33.5 million, respectively.

  (n) NOTES RECEIVABLE RELATED TO RECEIVABLES FACILITY

     Notes receivable related to receivables facility includes the notes between the Company and RE Retail Receivables, LLC. See note 6.

  (o) INVESTMENTS

     Investments consist of the Company's investment in its wholly-owned subsidiary, RE Retail Receivables, LLC. See note 6.

  (p) NEW ACCOUNTING PRONOUNCEMENTS

     SFAS No. 142. See note 2(g) for a discussion regarding adoption of SFAS No. 142 on January 1, 2002.

     SFAS No. 143. In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations" (SFAS No. 143). SFAS No. 143 requires the fair value of a liability for an asset

              RELIANT ENERGY RETAIL HOLDINGS, LLC AND SUBSIDIARIES retirement legal obligation to be recognized in the period in which it is incurred. When the liability is initially recorded, associated costs are capitalized by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002, with earlier application encouraged. SFAS No. 143 requires entities to record a cumulative effect of a change in accounting principle in the statements of operations in the period of adoption. The Company adopted SFAS No. 143 on January 1, 2003. The adoption of SFAS No. 143 did not have an impact on the Company's consolidated financial statements.

     SFAS No. 144. In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" (SFAS No. 144). SFAS No. 144 provides new guidance on the recognition of impairment losses on long-lived assets to be held and used or to be disposed of and also broadens the definition of what constitutes a discontinued operation and how the results of a discontinued operation are to be measured and presented. SFAS No. 144 supercedes SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" and Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," while retaining many of the requirements of these two statements. Under SFAS No. 144, assets held for sale that are a component of an entity will be included in discontinued operations if the operations and cash flows will be or have been eliminated from the ongoing operations of the entity and the entity will not have any significant continuing involvement in the operations prospectively. SFAS No. 144 did not materially change the methods used by the Company to measure impairment losses on long-lived assets, but may result in additional future dispositions being reported as discontinued operations. The Company adopted SFAS No. 144 on January 1, 2002.

     SFAS No. 148. In December 2002, the FASB issued SFAS No. 148. This statement provides alternative methods of transition for a company that voluntarily changes to the fair value method of accounting for stock-based employee compensation. SFAS No. 148 also amends disclosure requirements of SFAS No. 123 to require prominent disclosure in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS No. 148 is effective for annual financial statements for fiscal years ending after December 15, 2002 and condensed financial statements for interim periods beginning after December 15, 2002. Currently, Reliant Resources is evaluating if it will voluntarily change to the fair value method of accounting for stock-based employee compensation in the future. The Company has adopted the disclosure requirements of SFAS No. 148 for the consolidated financial statements for 2000, 2001 and 2002 (see note 2(i)).

     FIN No. 45. In November 2002, the FASB issued FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Direct Guarantees of Indebtedness of Others," (FIN No. 45) which increases the disclosure requirements for a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It clarifies that a guarantor's required disclosures include the nature of the guarantee, the maximum potential undiscounted payments that could be required, the current carrying amount of the liability, if any, for the guarantor's obligations (including the liability recognized under SFAS No. 5, "Accounting for Contingencies"), and the nature of any recourse provisions or available collateral that would enable the guarantor to recover amounts paid under the guarantee. It also requires a guarantor to recognize, at the inception of a guarantee issued after December 31, 2002, a liability for the fair value of the obligation undertaken in issuing the guarantee, including its ongoing obligation to stand ready to perform over the term of the guarantee in the event that specified triggering events or conditions occur. The Company has no disclosure requirements under FIN No. 45 as of December 31, 2002. The Company will apply the initial recognition and measurement provision on a prospective basis for all guarantees issued after

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              RELIANT ENERGY RETAIL HOLDINGS, LLC AND SUBSIDIARIES

         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

December 31, 2002. The adoption of FIN No. 45 will have no impact to historical consolidated financial statements, as existing guarantees are not subject to the measurement provisions. The Company has evaluated the impact of FIN No. 45's initial recognition and measurement provisions on the consolidated financial statements and there is no material impact on the Company's financial position or results of operations.

     FIN No. 46. In January 2003, the FASB issued FASB Interpretation No. 46 "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51" (FIN No. 46). The objective of FIN No. 46 is to achieve more consistent application of consolidation policies to variable interest entities and to improve comparability between enterprises engaged in similar activities. FIN No. 46 states that an enterprise must consolidate a variable interest entity if the enterprise has a variable interest that will absorb a majority of the entity's expected losses if they occur, receives a majority of the entity's expected residual returns if they occur, or both. If one enterprise absorbs a majority of a variable interest entity's expected losses and another enterprise receives a majority of that entity's expected residual returns, the enterprise absorbing a majority of the losses shall consolidate the variable interest entity and will be called the primary beneficiary. FIN No. 46 is effective immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. For enterprises that acquired variable interests prior to February 1, 2003, the effective date is for fiscal years or interim periods beginning after June 15, 2003. FIN No. 46 requires entities to either (a) record the effects prospectively with a cumulative effect adjustment as of the date on which FIN No. 46 is first applied or (b) restate previously issued financial statements for the years with a cumulative effect adjustment as of the beginning of the first year being restated. The Company has elected to early adopt FIN No. 46 as of January 1, 2003. In July 2002, the Company entered into a receivables facility arrangement with a financial institution to sell an undivided interest in accounts receivable from residential and small commercial retail electric customers under which, on an ongoing basis, the financial institution will invest a maximum of $125 million for its interest in such receivables. See note
6. Pursuant to this receivables facility, the Company formed a qualified special purpose entity as a bankruptcy remote subsidiary. Based on FIN No. 46, the qualified special purpose entity will not be consolidated by the Company.

     EITF No. 02-03. In June 2002, the Emerging Issues Task Force (EITF) had its initial meeting regarding EITF No. 02-03, "Issues Related to Accounting for Contracts Involved in Energy Trading and Risk Management Activities" (EITF No. 02-03) and reached a consensus that all mark-to-market gains and losses on energy trading contracts should be shown net in the statements of consolidated operations whether or not settled physically. In October 2002, the EITF issued a consensus that superceded the June 2002 consensus. The October 2002 consensus required, among other things, that energy derivatives held for trading purposes be shown net in the statements of consolidated operations. This new consensus is effective for fiscal periods beginning after December 15, 2002. However, consistent with the consensus and as allowed under EITF No. 98-10, "Accounting for Contracts Involved in Energy Trading and Risk Management Activities" (EITF No. 98-10), the Company has reported all energy trading and marketing activities on a net basis as commercial, industrial and institutional margins in the accompanying statements of consolidated operations. Furthermore, in October 2002, under EITF No. 02-03, the EITF reached a consensus to rescind EITF No. 98-10. All new contracts that would have been accounted for under EITF No. 98-10, and that do not fall within the scope of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended (SFAS No. 133) should no longer be marked-to-market through earnings beginning October 25, 2002. This transition is effective for the first quarter of 2003. The Company previously applied EITF No. 98-10 to its contracted electricity sales to large commercial, industrial and institutional customers and the related purchases to supply these contracts and recorded a cumulative effect of a change in accounting principle of $6 million gain, net of tax, effective January 1, 2003, related to EITF No. 02-03. The EITF has not reached a consensus on whether recognition of dealer

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              RELIANT ENERGY RETAIL HOLDINGS, LLC AND SUBSIDIARIES

         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

profit or unrealized gains and losses at inception of an energy trading contract is appropriate in the absence of quoted market prices or current market transactions for contracts with similar terms. In the June 2002 EITF meeting and again in the October 2002 EITF meeting, the FASB staff indicated that until such time as a consensus is reached, the FASB staff will continue to hold the view that previous EITF consensuses do not allow for recognition of dealer profit, unless evidenced by quoted market prices or other current market transactions for energy trading contracts with similar terms and counterparties. During 2001 and 2002, the Company recorded $74 million and $43 million, respectively, of fair value at the contract inception related to commercial, industrial and institutional margins. Inception gains recorded were evidenced by quoted market prices and other current market transactions for energy trading contracts with similar terms and counterparties.

(3) RELATED PARTY TRANSACTIONS

     Accounts and notes payable -- affiliated companies relate primarily to purchased power, interest, charges for services and office space rental. The affiliate accounts payable and notes payable are generally settled on a monthly basis, with the exception of a $375 million affiliate note as of December 31, 2002 from Reliant Resources. These items are discussed more fully below.

  (a) CENTERPOINT

     The consolidated financial statements include certain transactions between the Company and CenterPoint. During 2000 and 2001, CenterPoint provided various services, including facilities management, payroll, accounts payable, office support services, purchasing, and security. Amounts charged to the Company for these services were $0.9 million and $1.7 million for 2000 and 2001, respectively. CenterPoint currently provides services involving remittance processing, bill inserting and bill printing. Amounts charged to the Company for these services were $3.0 million for the nine months ended September 30, 2002, the date of the Distribution. These costs are included in operation and maintenance expense in the statements of consolidated operations. These services between the Company and CenterPoint continued after the Distribution under transition service agreements or other long-term agreements. It is not anticipated that a change, if any, in these costs and revenues would have a material effect on the Company's consolidated results of operations, cash flows or financial position.

     During 2001, the Company provided billing, customer care services and credit and collection services to CenterPoint. These services were performed at cost. The Company recorded $52.9 million of revenues and costs related to the provision of these services.

     During 2001, Renewables sold $1.2 million of electricity to CenterPoint.

     Cash for customer deposits and the related liability of $46 million were transferred from CenterPoint to the Company, effective with the transfer of the customers on January 1, 2002.

     The Company also pays to CenterPoint a regulated tariff rate for delivering electricity to customers in the Houston area. For the nine months ended September 30, 2002, the date of the Distribution, this expense was $664 million and is included in purchased power expense in the statements of consolidated operations.

  (b) RELIANT RESOURCES

     Reliant Resources provides the Company various corporate support services, including accounting, finance, investor relations, tax, risk, treasury, planning, legal, communications, governmental and regulatory affairs, human resources, information technology services and other shared services such as corporate security, facilities management, accounts payable, purchasing, payroll and office support services. The costs of services have been directly charged or allocated to the Company using methods that management

              RELIANT ENERGY RETAIL HOLDINGS, LLC AND SUBSIDIARIES believes are reasonable. These methods include negotiated usage rates, dedicated asset assignment, and proportionate corporate formulas based on operating expenses and employees. These charges and allocations are not necessarily indicative of what would have been incurred had the Company been a stand-alone entity. Amounts charged and allocated to the Company for these services were $11.3 million, $12.9 million and $65.4 million for 2000, 2001 and 2002, respectively. In addition, for 2000, 2001 and 2002, the Company was charged $1.5 million, $3.8 million, and $7.6 million for its share of allocated rent expense, which is included in general and administrative expense in the statements of consolidated operations.

     Reliant Resources manages the Company's daily cash balances. The Company records interest income or expense, based on whether the Company invested excess funds or borrowed funds from Reliant Resources.

     On December 31, 2002, the Company borrowed $375 million from Reliant Resources. This note was repaid on April 11, 2003. The note bore interest at the weighted average corporate borrowing interest rate. Interest was paid quarterly on the note. The principal balance was due on January 1, 2006. This note was paid on April 11, 2003 and as a result is included in accounts and notes payable -- affiliated companies on the consolidated balance sheet as of December 31, 2002. See note 11(b).

     In October 2000, Reliant Resources entered into the naming rights agreement covering a sports and entertainment complex in Houston, which includes the new football stadium for the Houston Texans. The naming rights agreement also covers the entertainment and convention facilities included in the stadium complex. In addition to naming rights, the agreement provides Reliant Resources with significant sponsorship rights. The aggregate cost of the naming rights will be approximately $300 million. During the fourth quarter of 2000, Reliant Resources incurred an obligation to pay $12 million in order to secure the long-term commitment and for the initial advertising of which $10 million was expensed by the Company in its statements of consolidated operations in 2000. Beginning in 2002, when the new stadium became operational, Reliant Resources began paying $9.5 million each year through 2031 for annual advertising under this agreement. These costs are charged to the Company by Reliant Resources. Reliant Resources may be required to make a payment to CenterPoint in 2004 to the extent the affiliated retail electric provider's price to beat for providing retail electric service to residential and small commercial customers in CenterPoint's Houston service territory during 2002 and 2003 exceeds the market price of electricity. This payment is required by the Texas electric restructuring law, unless the PUCT determines, on or prior to January 1, 2004, that 40% or more of the amount of electric power that was consumed in 2000 by residential or small commercial customers, as applicable, within CenterPoint's Houston service territory is committed to be served by retail electric providers other than the Company. This amount will not exceed $150 per customer, multiplied by the number of residential or small commercial customers, as the case may be, that the Company serves on January 1, 2004 in CenterPoint's Houston service territory, less the number of residential or small commercial electric customers, as the case may be, the Company serves in other areas of Texas. In the master separation agreement between Reliant Resources and CenterPoint, Reliant Resources has agreed to make this payment, if any, to CenterPoint. Currently, the Company believes it is probable that Reliant Resources will be required to make such payment to CenterPoint related to the Company's residential customers. The Company believes that the payment related to the residential customers will be in the range of $160 million to $190 million (pre-tax), with a most probable estimate of $175 million. In 2002, the Company entered into an agreement with Reliant Resources in which the Company agreed to reimburse Reliant Resources for the payment. This agreement was made because Retail Services receives the benefit of these customers and related profit margin. The Company will recognize the total obligation over the period the Company recognizes the related revenues based on the difference between the amount of the price to beat and the estimated market price of electricity multiplied by the estimated energy sold through January 1, 2004 not to exceed the maximum cap of $150 per customer. The Company recognized $128 million (pre-tax) during 2002. The remainder of the

              RELIANT ENERGY RETAIL HOLDINGS, LLC AND SUBSIDIARIES estimated obligation will be recognized during 2003. In the future, the Company will revise the estimate of this payment as additional information about the market price of electricity and the market share that will be served by the Company and other retail electric providers on January 1, 2004 becomes available and adjust the related accrual at that time.

     Currently, the Company believes that the 40% test for small commercial customers will be met and Reliant Resources will not make a payment related to those customers. If the 40% test is not met related to the small commercial customers and a payment is required, the Company estimates this payment would be approximately $30 million.

  (c) RES

     RES provides commodity price risk management and supply procurement services for the Company. The administrative costs for these services were $8.0 million for 2002. There were none for 2000 and 2001.

     As discussed in note 1, the Company reimburses RES for electricity purchases as the electricity is delivered. The net purchases are included in purchased power expense in the statements of consolidated operations, except for purchases related to supply for large commercial, industrial and institutional customers under contract entered into prior to October 25, 2002 which are included in commercial, industrial and institutional margins. Purchased power from RES was $3 million and $2.0 billion for 2001 and 2002, respectively. Sales and purchases of electricity related to large commercial, industrial and institutional customers under contract entered into prior to October 25, 2002, are accounted for on the mark-to-market basis (see note 4(a)) and as noted in note 2(p) are presented on a net basis in the statements of consolidated operations. Purchases of electricity from RES included in commercial, industrial and institutional margins for 2001 and 2002 were $14 million and $541 million, respectively. Unrealized gains related to supply contracts with RES accounted for on a mark-to-market basis totaled $142 million during 2002.

  (d) RELIANT ENERGY POWER GENERATION, INC.

     Reliant Energy Power Generation, Inc. provides project management services related to the construction of the Renewables facilities. The cost for this service was $0.5 million in 2002. These services were not incurred in 2000 and 2001.

(4) DERIVATIVE FINANCIAL INSTRUMENTS

  (a) COMMERCIAL, INDUSTRIAL AND INSTITUTIONAL ACTIVITIES

     Pursuant to EITF No. 98-10, the Company applied mark-to-market accounting for contracted sales to large commercial, industrial and institutional customers and the related energy supply contracts for contracts entered into prior to October 25, 2002. Accordingly, these contracts were recorded at fair value with net realized and unrealized gains (losses) recorded as a component of revenues in commercial, industrial and institutional margins. The recognized, unrealized balances are recorded as commercial, industrial and institutional marketing assets/liabilities. Contracted sales to large commercial, industrial and institutional customers and the related energy supply contracts entered into after October 25, 2002, will, for the most part, no longer be marked-to-market through earnings. For contracted sales to large commercial, industrial and institutional customers and the related energy supply contracts entered into after October 25, 2002 that are derivatives pursuant to SFAS No. 133, the Company will apply hedge accounting or designate them as "normal."

     The fair values of these electric sales contracts with large commercial, industrial and institutional customers was determined by comparing the contract price to an estimate of the market cost of delivered retail energy and applying the estimated volumes under the provisions of these contracts. The calculation

              RELIANT ENERGY RETAIL HOLDINGS, LLC AND SUBSIDIARIES of the estimated cost of delivered retail energy involves estimating the customer's anticipated load volume, and using the forward ERCOT over-the-counter commodity prices, adjusted for the customer's anticipated load characteristics. Load characteristics in the valuation model include: the customer's expected hourly electricity usage profile, the potential variability in the electricity usage profile (due to weather or operational uncertainties), and the electricity usage limits included in the customer's contract. The delivery costs are estimated at the time sales contracts are executed. These costs are based on published rates and our experience of actual delivery costs. Examples of these delivery costs include electric line losses and unaccounted for energy, ERCOT ISO administrative fees, market interaction charges, and may include transmission and distribution fees. The fair values of these contracts are estimated using ERCOT over-the-counter forward price and volatility curves and correlations among power and fuel prices specific to the ERCOT region, net of credit risk. In supplying the electricity to service the sales contracts with large commercial, industrial and institutional customers, RES and the Company negotiate a transfer price that RES will charge the Company for delivered supply. This transfer price includes a premium to the wholesale price of electricity on the date of execution for the estimated costs discussed in the preceding paragraph. As a result, the net mark-to-market value of the sales and supply contracts reflects the estimates discussed above. The remaining weighted-average duration of these sales and supply contracts is approximately 16 months.

     During the fourth quarter 2002, certain derivative contracts to purchase energy supply were entered into by Electric Solutions or were assigned to Electric Solutions from RES. All of these contracts qualify and are designated as "normal" purchases pursuant to SFAS No. 133. Normal purchases are accounted for using the accrual method.

  (b) CREDIT RISKS

     The Company has credit risk related to the commercial, industrial and institutional contracts that are being marked to market and included in commercial, industrial and institutional marketing assets. The following table shows the composition of unaffiliated commercial, industrial and institutional marketing assets.

                                                  DECEMBER 31, 2001     DECEMBER 31, 2002
                                                 -------------------   -------------------
                                                 INVESTMENT            INVESTMENT
                                                   GRADE      TOTAL      GRADE      TOTAL
                                                 ----------   ------   ----------   ------
                                                               (IN MILLIONS)
Commercial, industrial and institutional
  customers....................................    $ 75.7     $119.7     $17.0      $ 43.7
Gas and electric utilities.....................      21.1       21.1      11.3        17.7
Industrials....................................       5.9       17.1       0.7         5.8
Oil and gas producers..........................       6.1        6.2       0.1         2.1
Energy marketers...............................       3.9        4.7       2.0         2.0
Financial institutions.........................       1.9        1.9       0.1         0.2
                                                   ------     ------     -----      ------
  Total........................................    $114.6      170.7     $31.2        71.5
                                                   ======                =====
Credit and other reserves......................                (41.6)                (10.4)
                                                              ------                ------
Commercial, industrial and institutional
  marketing assets.............................               $129.1                $ 61.1
                                                              ======                ======

  (c) GENERAL RISK POLICY

     Reliant Resources has established a risk oversight committee, for itself and all of its subsidiaries. The risk oversight committee, which is comprised of corporate officers and includes a working group of

              RELIANT ENERGY RETAIL HOLDINGS, LLC AND SUBSIDIARIES corporate and business segment officers, oversees all marketing and hedging activities and other activities involving market risks. These activities expose the Company to commodity price, credit, and interest rate risks. The committee's duties are to approve commodity risk policies, allocate risk capital within limits established by the board of directors, approve trading of new products and commodities, monitor risk positions and monitor compliance with its risk management policies and procedures and trading limits established by the board of directors. The Company is included under the risk control framework Reliant Resources has developed.

(5) LONG-TERM DEBT

     On January 1, 2002, the Company sold equipment subject to an operating lease. This transaction was recorded as a borrowing under SFAS No. 13, "Accounting for Leases," because the Company retained substantial risk of ownership in the leased property. The Company is required to either repurchase the lease or remarket the leased equipment in the event that the lessee defaults on the lease. The initial balance of the debt was $13.5 million and expires on April 2004. As of December 31, 2002, the remaining lease obligation is $8.8 million of which $5.0 million is recorded as a current obligation.

(6) SALES OF RECEIVABLES

     In July 2002, the Company entered into a receivables facility arrangement with a financial institution to sell an undivided interest in the accounts receivable and accrued unbilled revenues from residential and small commercial retail electric customers under which, on an ongoing basis, the financial institution could invest a maximum of $250 million for its interest in such receivables. In November 2002, the maximum amount of the receivables facility was reduced to $200 million. In February 2003, this was further reduced to $125 million (see below). This receivables facility was to expire in July 2003 and may be renewed at the Company's option and the option of the financial institution participating in the facility. On May 19, 2003, the financial institution increased the size of the facility to $200 million and extended the facility until September 30, 2003. In connection with the increase and extension, Reliant Resources' performance guaranty was amended to conform the covenants and cross default threshold to those contained in Reliant Resources' new credit facility (see note 11(b)). If the receivables facility is not renewed on its termination date, the collections from the receivables purchased will repay the financial institution's investment and no new receivables will be purchased under the receivables facility. There can be no assurance that the financial institution participating in the receivables facility will agree to a renewal. The receivables facility may be increased on a seasonal basis, subject to the availability of receivables and approval by the participating financial institution.

     The Company received net proceeds in an initial amount of $230 million at the inception of this receivables facility. The amount of funding available to the Company under the receivables facility will fluctuate based on the amount of receivables available, which in turn, is effected by seasonal changes in demand for electricity and by the performance of the receivables portfolio. As of December 31, 2002, the amount of funding outstanding under the receivables facility was $95 million. Pursuant to the receivables facility, the Company formed a qualified special purpose entity (QSPE), as a bankruptcy remote subsidiary. The QSPE was formed for the sole purpose of buying and selling receivables generated by the Company. The QSPE is a separate entity and its assets will be available first and foremost to satisfy the claims of its creditors. The Company, irrevocably and without recourse, transfers receivables to the QSPE. The Company continues to service the receivables and receives a fee of 0.5% of cash collected. The Company received total fees of $8 million for the year ended December 31, 2002. The Company has no servicing assets or liabilities, because servicing fees are based on actual costs associated with collection of accounts receivable. The QSPE, in turn, sells an undivided interest in these receivables to the participating financial institution. The Company is not ultimately liable for any failure of payment of the obligors on the

              RELIANT ENERGY RETAIL HOLDINGS, LLC AND SUBSIDIARIES receivables. Reliant Resources has, however, guaranteed the performance obligations of the sellers and the servicing of the receivables under the related documents.

     The two-step transaction described in the above paragraph is accounted for as a sale of receivables under the provisions of SFAS No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," and as a result the related receivables are excluded from the consolidated balance sheet. Costs associated with the sale of receivables, $10 million for the year ended December 31, 2002, primarily the discount and loss on sale, are included in other expense in the statement of consolidated operations. As of December 31, 2002, $277 million of the outstanding receivables had been sold and the sales have been reflected as a reduction of accounts receivable in the consolidated balance sheet. The Company has a note receivable from the QSPE of approximately $170 million at December 31, 2002, which is included in the consolidated balance sheet. This note is calculated as the amount of receivables sold to the QSPE, less the interest in the receivables sold by the QSPE to the financial institution, and the equity investment in the QSPE, which is equal to 3% of the receivables balance. At December 31, 2002, the equity investment balance was $8 million.

     The book value of the accounts receivable is offset by the amount of the allowance for doubtful accounts and customer security deposits. A discount rate of 5.40% was applied to projected cash collections over a 6-month period. The Company's collection experience indicated that 98% of the accounts receivables would be collected within a 6-month period.

     On December 2, 2002, the Company notified the financial institution under the receivables facility of two violations of certain compliance ratio tests that are considered amortization events whereby the financial institution has the right to liquidate the receivables it owns to collect the total amount outstanding under the terms of the receivables facility. On February 7, 2003, the Company was granted an amendment to the receivables facility and a waiver of these two compliance ratio violations from the financial institution. As part of the amendment and waiver, the size of the receivables facility was reduced from $200 million to $125 million.

     In addition, an amortization event was added that required Reliant Resources to attain by February 17, 2003 either: (a) a consensual refinancing of Reliant Resources' credit facilities or (b) another financing commitment for Reliant Resources. The Company received waivers of this amortization event until March 31, 2003, at which time Reliant Resources refinanced certain credit facilities. See note 11(b).

(7) STOCK-BASED INCENTIVE COMPENSATION PLANS AND RETIREMENT PLANS

  (a) STOCK-BASED INCENTIVE COMPENSATION PLAN

     At December 31, 2002, eligible employees of the Company participate in Reliant Resources' long-term incentive plans, as described below.

     The Long-Term Incentive Plan of Reliant Resources, Inc. (2001 LTIP) and Reliant Resources, Inc. 2002 Long-Term Incentive Plan (2002 LTIP) provides for incentive awards (stock options, restricted stock, stock appreciation rights, performance awards and cash awards) to eligible employees of the Company. The Reliant Resources, Inc. 2002 Stock Plan (2002 Stock Plan) provides for incentive awards (stock options, restricted stock, stock appreciation rights, performance awards and cash awards) to eligible employees of the Company (excluding certain officers).

     Prior to May 2001, eligible employees participated in a CenterPoint Long-Term Incentive Compensation Plan and other incentive compensation plans (collectively, the CenterPoint Plans) that provided for the issuance of stock-based incentives including performance-based shares, restricted shares, stock options and stock appreciation rights to key employees including officers. The Reliant Resources,

              RELIANT ENERGY RETAIL HOLDINGS, LLC AND SUBSIDIARIES

Inc. Transition Stock Plan (Transition Plan) was adopted to govern the outstanding restricted shares and options of CenterPoint common stock held by employees prior to the Distribution date, under the CenterPoint Plans.

     In addition, in conjunction with the Distribution, Reliant Resources entered into an employee matters agreement with CenterPoint. This agreement covered the treatment of outstanding CenterPoint equity awards (including performance-based shares, restricted shares and stock options) under the CenterPoint Plans held by Reliant Resources and its subsidiaries' employees and CenterPoint employees. According to the agreement, each CenterPoint equity award granted to Reliant Resources and its subsidiaries' employees and CenterPoint employees prior to the agreed upon date of May 4, 2001, that was outstanding under the CenterPoint Plans as of the Distribution date, was adjusted. This adjustment resulted in each individual, who was a holder of a CenterPoint equity award, receiving an adjusted option of Reliant Resources' common stock and CenterPoint common stock, immediately after the Distribution. The combined intrinsic value of the adjusted CenterPoint equity awards and Reliant Resources' equity awards, immediately after the record date of the Distribution, was equal to the intrinsic value of the CenterPoint equity awards immediately before the record date of the Distribution.

     Performance-based Shares and Restricted Shares. Performance-based shares and restricted shares have been granted to employees without cost to the participants. The performance-based shares generally vest three years after the grant dated based upon performance objective over a three-year cycle except at discussed below. The restricted shares vest to the participants at various times ranging from immediate vesting to vesting at the end of a three-year period. During 2000, 2001 and 2002, the Company recorded compensation expense of $1.7 million, $1.6 million and $1.0 million, respectively, related to performance-based and restricted share grants.

     Prior to the Distribution, Reliant Resources and its subsidiaries' employees and CenterPoint employees held outstanding performance-based shares and restricted shares of CenterPoint's common stock under the CenterPoint Plans. On the Distribution date, each performance-based share of CenterPoint common stock outstanding under the CenterPoint Plans, for the performance cycle ending December 31, 2002, was converted to restricted shares of CenterPoint's common stock based on a conversion ratio provided for under the employee matters agreement. Immediately following this conversion, outstanding restricted shares of CenterPoint common stock were converted to restricted shares of Reliant Resources' common stock, which shares were subject to their original vesting schedule under the CenterPoint Plans. The conversion ratio was determined using an intrinsic value approach described above. The Company's employees held 160,461 restricted shares outstanding under CenterPoint Plans, which were converted to 126,555 restricted shares of Reliant Resources common stock, the majority of these shares vested on December 31, 2002.

     During 2001, performance-based shares of Reliant Resources were granted to employees of the Company of 43,650 with a weighted-average grant-date fair value of $30.00. During 2002, performance-based shares and restricted shares of Reliant Resources were granted to employees of the Company of 41,400 and 32,500, respectively, with a weighted-average grant-date fair value of $10.90 and $8.85, respectively. As of December 31, 2001, employees of the Company held performance-based shares of Reliant Resources of 43,650. As of December 31, 2002, employees of the Company held performance-based shares and restricted shares of Reliant Resources of 46,650 and 44,329, respectively.

     Stock Options. Under both CenterPoint's and Reliant Resources' plans, stock options generally vest over a three-year period and expire after ten years from the date of grant. The exercise price is based on the fair market value of the applicable common stock on the grant date.

     As of the record date of the Distribution, CenterPoint converted all outstanding CenterPoint stock options granted prior to May 4, 2001 (totaling 664,204 stock options held by employees of the Company)

              RELIANT ENERGY RETAIL HOLDINGS, LLC AND SUBSIDIARIES to a combination of CenterPoint stock options totaling 664,204 stock options at a weighted average exercise price of $19.02 and Reliant Resources stock options totaling 523,794 stock options with a weighted-average exercise price of $9.15. The conversion ratio was determined using an intrinsic value approach as described above.

     The following table summarizes the Company's stock options outstanding and exercisable as of December 31, 2001:

                                     CENTERPOINT                        RELIANT RESOURCES
                         -----------------------------------   -----------------------------------
                                            WEIGHTED AVERAGE                      WEIGHTED AVERAGE
                         NUMBER OF SHARES    EXERCISE PRICE    NUMBER OF SHARES    EXERCISE PRICE
                         ----------------   ----------------   ----------------   ----------------
Options outstanding....      692,830             $26.00           1,444,912            $29.49
                             =======                              =========
Options exercisable....      286,277             $25.37                  --            $   --
                             =======                              =========

     The following table summarizes the Company's stock options outstanding and exercisable as of December 31, 2002:

                                     CENTERPOINT                        RELIANT RESOURCES
                         -----------------------------------   -----------------------------------
                                            WEIGHTED AVERAGE                      WEIGHTED AVERAGE
                         NUMBER OF SHARES    EXERCISE PRICE    NUMBER OF SHARES    EXERCISE PRICE
                         ----------------   ----------------   ----------------   ----------------
Options outstanding....      664,204             $19.02           2,677,443            $18.78
                             =======                              =========
Options exercisable....      520,279             $19.22             851,287            $19.72
                             =======                              =========

     As of December 31, 2002, exercise prices for CenterPoint stock options outstanding and held by Company employees ranged from $14.86 to $36.25. As of December 31, 2002, exercise prices for Reliant Resources stock options outstanding and held by Company employees ranged from $4.95 to $34.03.

     Employee Stock Purchase Plan. In the second quarter 2001, Reliant Resources established the Employee Stock Purchase Plan (ESPP). Under the ESPP, employees may contribute up to 15% of their compensation, as defined, towards the purchase of shares of Reliant Resources common stock at a price of 85% of the lower of the market value at the beginning of the offering period or end of each six-month offering period. The initial purchase period began on the date of Reliant Resources' initial public offering (May 2001) and ended December 31, 2001. The market value of the shares acquired in any year may not exceed $25,000 per individual. Under the ESPP, 116,041 shares, 206,565 shares and 215,197 shares of Reliant Resources common stock were sold to employees of the Company at a price of $14.07, $7.44 and $2.66 per share related to the January 2002, July 2002 and January 2003 purchases by the Company, respectively.

     Pro Forma Effect on Net (Loss) Income. In accordance with SFAS No. 123, the Company applies the intrinsic value method contained in APB No. 25 and discloses the required pro forma effect on net (loss) income as if the fair value method of accounting for stock compensation was used. See note 2(i). The weighted average grant date fair value for an option to purchase Reliant Resources common stock granted during 2001 and 2002 was $13.35 and $5.09, respectively. The weighted average grant date fair value of a purchase right issued under the ESPP during 2001 and 2002 was $9.24 and $4.51. The weighted average grant date fair value for an option to purchase CenterPoint common stock granted during 2000

              RELIANT ENERGY RETAIL HOLDINGS, LLC AND SUBSIDIARIES and 2001 was $5.07 and $9.25, respectively. The fair values were estimated using the Black-Scholes option valuation model with the following weighted-average assumptions:

                                                                  RELIANT
                                                              RESOURCES STOCK
                                                                  OPTIONS
                                                              ---------------
                                                               2001     2002
                                                              ------   ------
Expected life in years......................................      5        5
Risk-free interest rate.....................................   4.94%    4.43%
Estimated volatility........................................  42.65%   46.99%
Expected common stock dividend..............................      0%       0%

                                                                  RELIANT
                                                                 RESOURCES
                                                              PURCHASE RIGHTS
                                                                UNDER ESPP
                                                              ---------------
                                                               2001     2002
                                                              ------   ------
Expected life in months.....................................      8        6
Risk-free interest rate.....................................   3.92%    1.89%
Estimated volatility........................................  46.48%   71.32%
Expected common stock dividend..............................      0%       0%

                                                               CENTERPOINT
                                                              STOCK OPTIONS
                                                              -------------
                                                              2000    2001
                                                              -----   -----
Expected life in years......................................      5       5
Risk-free interest rate.....................................   6.57%   4.87%
Estimated volatility of CenterPoint common stock............  24.00%  31.91%
Expected common stock dividend..............................   3.46%   5.75%

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because employee stock options and purchase rights have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in the Company's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of employee stock options and purchase rights.

     For the pro forma computation of net (loss) income as if the fair value method of accounting had been applied to all stock awards, see note 2(i).

  (b) PENSION

     Certain of the Company's employees have an accrued benefit in CenterPoint's non-contributory pension plan (Retirement Plan). Effective March 1, 2001, Reliant Resources and its subsidiaries no longer accrued benefits under this plan for their domestic non-union employees. The Retirement Plan provides retirement benefits based on years of service and compensation. CenterPoint's funding policy was to review amounts annually in accordance with applicable regulations in order to achieve adequate funding of projected benefit obligations. Prior to the distribution, pension (expense) income was allocated to the Company based on the number of Company employees with an accrued benefit. Assets of the retirement plan are not segregated or restricted by CenterPoint's participating subsidiaries and accrued obligations for the Company employees are the obligation of the Retirement Plan. The Company's pension (ex-

              RELIANT ENERGY RETAIL HOLDINGS, LLC AND SUBSIDIARIES pense) income was approximately $(0.4) million, $0.5 million and $1 million for 2000, 2001 and 2002, respectively.

  (c) EMPLOYEE SAVINGS PLAN

     The Company participates in the Reliant Resources' Savings Plan which is a tax qualified plan under Section 401 (a) of the Internal Revenue Code of 1986, as amended, (Code) and includes a cash or deferred arrangement under Section 401(k) of the Code. Under the savings plan, participating employees may contribute a portion of their compensation, pre-tax or after tax, generally up to a maximum of 16% of compensation.

     The plan provides for (a) an employer matching contribution equal to 100% of the first 6% of each employee's contribution to the plan, (b) a 2% of compensation employer contribution each payroll period for 2002, limited to the first $85,000 of compensation and (c) a discretionary employer contribution up to 3% of compensation at the end of the plan year. The matching contribution and payroll profit-sharing contributions are made in cash. The annual profit-sharing contribution may be made in cash or Reliant Resources common stock. All participant and employer contributions are fully vested when made.

     The Company's savings plan benefit expense for 2000, 2001 and 2002 was approximately $1.3 million, $2.0 million and $4.4 million, respectively.

  (d) POSTRETIREMENT BENEFITS

     Historically, the Company provided some postretirement benefits through CenterPoint plans (primarily medical care and life insurance benefits) for its retired employees, substantially all of whom may become eligible for these benefits when they retire. SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," requires that the expected cost of employees' postretirement benefits, be charged to income during the years in which employees render service. The Company's postretirement benefit costs were approximately $0.2 million, $0.3 million and $0.3 million for 2000, 2001 and 2002, respectively.

(8) INCOME TAXES

          The Company's current and deferred components of income tax (benefit) expense were as follows:

                                                             YEAR ENDED DECEMBER 31,
                                                             ------------------------
                                                              2000     2001     2002
                                                             ------   ------   ------
                                                                  (IN MILLIONS)
Current
  Federal..................................................  $(27.8)  $(24.8)  $217.7
  State....................................................      --       --     30.7
                                                             ------   ------   ------
     Total current.........................................   (27.8)   (24.8)   248.4
                                                             ------   ------   ------
Deferred
  Federal..................................................     0.2     17.2    (40.9)
  State....................................................      --       --     (2.4)
                                                             ------   ------   ------
     Total deferred........................................     0.2     17.2    (43.3)
                                                             ------   ------   ------
Income tax (benefit) expense...............................  $(27.6)  $ (7.6)  $205.1
                                                             ======   ======   ======

              RELIANT ENERGY RETAIL HOLDINGS, LLC AND SUBSIDIARIES

     A reconciliation of the federal statutory income tax rate to the effective income tax rate is as follows:

                                                             YEAR ENDED DECEMBER 31,
                                                             ------------------------
                                                              2000     2001     2002
                                                             ------   ------   ------
                                                                  (IN MILLIONS)
(Loss) income before income taxes..........................  $(78.5)  $(22.3)  $533.2
Federal statutory rate.....................................      35%      35%      35%
                                                             ------   ------   ------
Income tax expense at statutory rate.......................   (27.5)    (7.8)   186.6
                                                             ------   ------   ------
Net addition in taxes resulting from:
  State income taxes, net of federal income tax benefit....      --       --     18.4
  Other, net...............................................    (0.1)     0.2      0.1
                                                             ------   ------   ------
     Total.................................................    (0.1)     0.2     18.5
                                                             ------   ------   ------
Income tax (benefit) expense...............................  $(27.6)  $ (7.6)  $205.1
                                                             ======   ======   ======
Effective rate.............................................    35.1%    33.8%    38.5%
                                                             ======   ======   ======

     Following were the Company's tax effects of temporary differences between the carrying amounts of assets and liabilities in the financial statements and their respective tax bases:

                                                               DECEMBER 31,
                                                              --------------
                                                               2001    2002
                                                              ------   -----
                                                              (IN MILLIONS)
Deferred tax assets:
Current:
  Allowance for doubtful accounts...........................  $  0.6   $13.4
  Other.....................................................      --     0.1
                                                              ------   -----
     Total current deferred tax assets......................     0.6    13.5
                                                              ------   -----
Non-current:
  Employee benefits.........................................     5.3     1.0
  Depreciation and amortization.............................     2.7      --
  Accrual for payment to CenterPoint........................      --    48.7
  Other.....................................................     0.2     0.2
                                                              ------   -----
     Total non-current deferred tax assets..................     8.2    49.9
                                                              ------   -----
     Total deferred tax assets..............................  $  8.8   $63.4
                                                              ======   =====

              RELIANT ENERGY RETAIL HOLDINGS, LLC AND SUBSIDIARIES

                                                               DECEMBER 31,
                                                              --------------
                                                               2001    2002
                                                              ------   -----
                                                              (IN MILLIONS)
Deferred tax liabilities:
Current:
Commercial, industrial and institutional marketing assets,
  net, including affiliate..................................  $ 15.3   $23.4
                                                              ------   -----
     Total current deferred tax liabilities.................    15.3    23.4
                                                              ------   -----
Non-current:
  Depreciation and amortization.............................      --    10.7
  Commercial, industrial and institutional marketing assets,
     net, including affiliate...............................    10.2     4.3
                                                              ------   -----
     Total non-current deferred tax liabilities.............    10.2    15.0
                                                              ------   -----
     Total deferred tax liabilities.........................  $ 25.5   $38.4
                                                              ------   -----
     Accumulated deferred income taxes, net.................  $(16.7)  $25.0
                                                              ======   =====

(9) COMMITMENTS AND CONTINGENCIES

  (A) LEGAL MATTERS

     Regulatory Investigations. In connection with the PUCT's industry-wide investigation into potential manipulation of the ERCOT market, the Company has provided information to the PUCT concerning its scheduling and trading practices on and after July 31, 2001. Also, RES, and four other qualified scheduling entities in ERCOT, reached a settlement relating to scheduling issues that arose during August 2001. The PUCT approved the settlement on November 7, 2002. The costs of the settlement, $2.7 million, were transferred to the Company in December 2002.

     Other Legal and Environmental Matters. The Company is involved in legal proceedings before various courts and governmental agencies regarding matters arising in the ordinary course of business. The Company's management regularly analyzes current information and, as necessary, provides accruals for probable liabilities on the eventual disposition of these matters.

  (b) LEASE COMMITMENTS

     The following table sets forth information concerning the Company's cash obligations under non-cancelable long-term operating leases as of December 31, 2002, which primarily relate to rental agreements for building space and data processing equipment (in millions):

2003........................................................   $ 4.8
2004........................................................     3.8
2005........................................................     3.6
2006........................................................     3.4
2007 and beyond.............................................     8.9
                                                               -----
  Total.....................................................   $24.5
                                                               =====

     Total lease expense for all operating leases during 2000, 2001 and 2002 was $1.9 million, $7.4 million, and $4.3 million, respectively.

              RELIANT ENERGY RETAIL HOLDINGS, LLC AND SUBSIDIARIES

  (c) OTHER COMMITMENTS

     Purchase Obligations for Commercial, Industrial and Institutional Marketing Assets and Liabilities, Excluding Derivatives Accounted for under SFAS No.
133. The Company has cash purchase obligations relating to commercial, industrial and institutional marketing assets and liabilities, which are not derivatives under SFAS No. 133. In addition, the Company has purchase obligations relating to commercial, industrial and institutional marketing assets and liabilities that, effective January 1, 2003, pursuant to the application of EITF No. 02-03, will be designated as "normal purchases contracts" under SFAS No. 133 and will not be marked to market through earnings (see note 2(p)). The minimum purchase obligations under these applicable contracts for 2003 as of December 31, 2002 are $39.6 million. There are no minimum purchase obligations under the applicable contracts after 2003.

     Fuel Supply, Commodity Transportation, Purchase Power and Electric Capacity Commitments. The Company is a party to several purchase power and electricity capacity contracts, that have various quantity requirements and durations that are not classified as derivatives or commercial, industrial and institutional marketing assets and liabilities in the consolidated balance sheet as of December 31, 2002, as these contracts meet the SFAS No. 133 exception to be classified as "normal purchases contracts" or do not meet the definition of a derivative. Minimum purchase commitment obligations under these agreements for 2003 as of December 31, 2002, are $556.9 million. There are no such commitments after 2003.

     The Company's aggregate electric capacity commitments, including capacity auction products, are for 11,853 MW for 2003. Included in the above purchase power and electric capacity commitments are amounts acquired from Texas Genco. For additional discussion of this commitment, see note 1.

     The maximum duration under any individual purchased power and electric and gas capacity contract is 1 year, with the exception of the contract to purchase wind power, which is 16 years in duration.

     Sale Commitments. As of December 31, 2002, the Company has sale commitments, including electric energy and capacity sale contracts which are not classified as derivative assets and liabilities or commercial, industrial and institutional marketing assets and liabilities in the consolidated balance sheet as these contracts meet the SFAS No. 133 exception to be classified as "normal sales contracts" or do not meet the definition of a derivative. The estimated minimum sale commitments under these contracts are $376 million, $112 million, $10 million and $1 million in 2003, 2004, 2005, and 2006, respectively.

     In addition, in January 2002, the Company began providing retail electric services to approximately 1.7 million residential and small commercial customers previously served by CenterPoint's electric utility division. Within CenterPoint's electric utility division's territory, prices that may be charged to residential and small commercial customers are subject to a fixed, specified price (price to beat) at the outset of retail competition. The PUCT's regulations allow the Company to adjust its price to beat fuel factor based on a percentage change in the price of natural gas. In addition, the retail electric provider may also request an adjustment as a result of changes in its price of purchased energy. The Company can request up to two adjustments to the price to beat in each year. The Company will not be permitted to sell electricity to residential and small commercial customers in the incumbent's traditional service territory at a price other than the price to beat until January 1, 2005, unless before that date the PUCT determines that 40% or more of the amount of electric power that was consumed in 2000 by the relevant class of customers is committed to be served by other retail electric providers. For further information regarding the price to beat, see note 1.

     For information regarding commitments to CenterPoint and commitments to affiliates, see note 3.

              RELIANT ENERGY RETAIL HOLDINGS, LLC AND SUBSIDIARIES

(10) ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

     The fair values of financial instruments, including cash and cash equivalents, short-term and long-term borrowings, and commercial, industrial and institutional marketing assets and liabilities (see note 4(a)), are equivalent to their carrying amounts in the consolidated balance sheets. The fair values of commercial, industrial and institutional marketing assets and liabilities as of December 31, 2001 and 2002 have been determined using quoted market prices for the same or similar instruments when available or other estimation techniques.

(11) SUBSEQUENT EVENTS

  (a) PRICE TO BEAT FUEL FACTOR ADJUSTMENT

     In March 2003, the PUCT approved in its open meeting the Company's request to increase the price to beat fuel factor for residential and small commercial customers based on a 23.4% increase in the price of natural gas from the previous request in November 2002. The approved increase was based on a 10 trading-day, average forward 12-month natural gas price of $4.956 per Mmbtu. The increase represents an 8.2% increase in the total bill of a residential customer using, on average, 12,000 kilowatt hours per year.

     In June 2003, the Company filed it second and final request for 2003 with the PUCT to increase the price to beat fuel factor based on a 23.1% increase in the price of natural gas. The Company's requested increase was based on an average forward 12-month natural gas price of $6.1000/Mmbtu during the twenty-day trading period beginning May 14, 2003 and ending June 11, 2003. The requested increase represents an increase of 9.2% in the total bill of a residential customer using, on average, 12,000 kilowatt hours per year.

  (b) BANK REFINANCING

     During March 2003, Reliant Resources refinanced its (a) $1.6 billion senior revolving credit facilities, (b) $2.9 billion 364-day Orion acquisition term loan, and (c) $1.425 billion construction agency financing commitment, and obtained a new $300 million senior priority revolving credit facility. The refinancing combined the existing credit facilities into a $2.1 billion senior secured revolving credit facility, a $921 million senior secured term loan, and a $2.91 billion senior secured term loan. The refinanced credit facilities mature in March 2007. The $300 million senior priority revolving credit facility matures on the earlier of Reliant Resources' acquisition of Texas Genco or December 15, 2004. The $300 million senior priority revolving credit facility is secured with a first lien on substantially all of Reliant Resources contractually and legally available assets. The other facilities totaling $5.93 billion are secured with a second lien on such assets. Reliant Resources' subsidiaries (including the Company and most of its subsidiaries) guarantee both the refinanced credit facilities and the senior priority revolving credit facility to the extent contractually and legally permitted.

     In connection with the refinancing, Reliant Resources was required to make a prepayment of $350 million under the senior revolving credit facility. This prepayment was made from cash on hand and is available to be reborrowed under the senior revolving credit facility. Reliant Resources must use the proceeds of any loans under the senior priority revolving credit facility solely to secure or prepay its ongoing commercial and trading obligations and not for other general corporate or working capital purposes. Reliant Resources must use the proceeds of any loans under the other senior revolving credit facility solely for working capital and other general corporate purposes. Reliant Resources is not permitted to use the proceeds from loans under any of these facilities to acquire Texas Genco. In connection with refinancing, the management of the Company concluded that it no longer needed to borrow $375 million from Reliant Resources and therefore, elected to prepay the intercompany note. See note 3(b).

              RELIANT ENERGY RETAIL HOLDINGS, LLC AND SUBSIDIARIES

     As a subsidiary of Reliant Resources, the March 2003 credit facility also restricts the ability of the Company to take specific actions, subject to numerous exceptions that are designed to allow for the execution of Reliant Resources' and its subsidiaries' business plans in the ordinary course, including the preservation and optimization of existing investments in the retail energy and wholesale energy businesses and the ability to provide credit support for commercial obligations. Failure to comply with these restrictions could result in an event of default under the Reliant Resources March 2003 credit facility that, if not cured or waived, could result in Reliant Resources being required to repay these borrowings before their due date.

     In connection with Reliant Resources' March 2003 refinancing, the master power contract with Texas Genco has been amended to grant Texas Genco a security interest in the accounts receivable and related assets of certain of the Company's subsidiaries, the priority of which is subject to certain permitted prior financing arrangements, and the junior liens granted to the lenders under the March 2003 refinancing. In addition, many of the covenant restrictions contained in the contract were removed in the amendment.